Exhibit 99.1

ASCENDIA BRANDS, INC. AGREES TO ACQUIRE

the healing garden® AND CALGON® FROM COTY INC.

Hamilton, NJ -- January 18, 2007 -- Ascendia Brands, Inc., (AMEX: ASB) announced that it has entered into a definitive agreement to acquire the healing garden® and Calgon® brands and brand-related assets from Coty Inc. and certain affiliates. Ascendia anticipates that the acquisition will almost double annual revenues, to approximately $200 million, and will be accretive to Ascendia’s earnings for its 2008 fiscal year.

The price at closing will be $125 million. In addition, the asset purchase agreement includes “earn-out” provisions under which Ascendia could become obligated to pay Coty up to an additional $15 million in cash and to issue up to an additional $5 million in subordinated debt in July 2009.

Calgon and the healing garden are the number one and number two brands respectively in the specialty bath sector based on annual sales and the acquisition will strengthen Ascendia’s leadership position in the overall bath category. Ascendia’s existing Lander® and Lander Essentials® brands hold the number one position in the basic bath segment and its Mr. Bubble® and Lander Kids® brands are the leading product lines in the children’s bath segment.

"The acquisition of the healing garden and Calgon will enable us to build on our strategy of expanding our premium value brand offerings and will solidify our position as a leader in the bath and specialty bath categories,” said Joseph A. Falsetti, Chairman and Chief Executive Officer of Ascendia.  “We expect this acquisition will create attractive strategic and financial synergies as we continue to grow our business. We are also very excited to have Prentice Capital’s continued financial support which we believe is a validation of the Company's business model and the steps that we have taken over the past three years.”

Bernd Beetz, Coty Inc.'s Chief Executive Officer said: "While we respect these brands and their contribution to our success, Coty constantly reviews its portfolio mix, and the strategic fit of its brands, emphasizing global versus local brands, especially in the fragrances and cosmetics businesses. Hence, Coty will continue to acquire and selectively divest brands in accordance with our overall business strategy. We expect that the focus Ascendia will bring to these brands will provide the best opportunity for these brands to flourish in the marketplace.”

Michael Gross of Prentice Capital commented: “This is a very compelling acquisition that builds on Ascendia’s diverse portfolio of well-recognized heritage brands, which have very strong positions in attractive niche categories. We are very excited about Ascendia’s future.”

The acquisition is expected to close prior to March 1, 2007, subject to the completion of acquisition financing, and fulfillment of other customary closing conditions.

###

About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®. The company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

About Coty Inc.

Coty was created in Paris in 1904 by François Coty who is credited with founding the modern fragrance industry. Coty Inc. delivers innovative products to consumers in 91 markets worldwide. Today, Coty Inc. is the world’s largest fragrance company and a recognized leader in global beauty with annual net sales of $2.9 billion. Driven by an entrepreneurial spirit, passion, innovation and creativity, Coty Inc. has developed an unrivaled portfolio of designer, celebrity and lifestyle brands.

The Coty Prestige brand portfolio is distributed in prestige and ultra-prestige stores and includes designer brands - Calvin Klein, Cerruti, Chloé, Jette Joop, Jil Sander, JOOP!, Kenneth Cole, Marc Jacobs, Nikos, Vera Wang and Vivienne Westwood; celebrity brands - Desperate Housewives, Gwen Stefani, Jennifer Lopez and Sarah Jessica Parker; and lifestyle brands - Chopard, Davidoff, Lancaster, Nautica and Phat Farm.

The Coty Beauty brand portfolio is more widely distributed and includes designer brand - Pierre Cardin*; celebrity brands - Celine Dion, David and Victoria Beckham, Kylie Minogue, mary-kateandashley and Shania Twain; and lifestyle brands - adidas, Aspen, Astor, Chupa Chups, Esprit, Exclamation, Jovan, Miss Sixty, Miss Sporty, Rimmel, Stetson and Vanilla Fields. For additional information about Coty Inc., please visit www.coty.com.

*European license only.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct or that the acquisition described above will be consummated. The Company undertakes no obligation to update these forward-looking statements.

Ascendia Contact: John D. Wille Chief Financial Officer (609) 219-0930 ext 150 jwille@ascendiabrands.com	Investor Relations Contact: John G. Nesbett IMS, Inc. (212) 668-0813 jnesbett@institutionalms.com